EXHIBIT 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054
Tel. (973) 386-9696 Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES MANAGEMENT CHANGES
AND SECOND QUARTER 2009 FINANCIAL RESULTS

NEWS RELEASE

Contact:	Paul Genova
(973) 386-9696

For Immediate Release

Thursday, August 13, 2009

Parsippany, N.J. – Wireless Telecom Group, Inc. (NYSEAmex: WTT) (the “Company”) announced today that its Board of Directors and James M. (Monty) Johnson, the Company’s Vice Chairman of the Board and Chief Executive Officer, have mutually agreed to end his employment relationship with the Company, effective August 11, 2009, to permit him to pursue other opportunities closer to his home in Georgia. In connection with his departure, Mr. Johnson also resigned as Vice Chairman of the Board of Directors. Additionally, the Board of Directors and Lawrence D. Henderson mutually agreed to terminate his employment as Senior Vice President of Global Customer Operations and Chief Marketing Officer of the Company, effective August 11, 2009.

The departures of Messrs. Johnson and Henderson are not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, including with regard to the accuracy of the Company’s financial statements or to any change in the Company’s business.

The Board of Directors appointed Paul Genova, currently the Company’s President and Chief Financial Officer, to serve as interim Chief Executive Officer. Mr. Genova will also remain as President and Chief Financial Officer. The Board of Directors intends to conduct a search for a qualified Chief Executive Officer to replace Mr. Johnson.

Further, the Company announced today its results for its second quarter and six months ended June 30, 2009.

For the quarter ended June 30, 2009, the Company reported net sales of $11,503,000, compared to $13,008,000 for the same period in 2008.

The Company reported a net loss for the 2009 second quarter of $(77,000), or $(0.00) per diluted share, compared to net loss of $(990,000), or $(0.04) per diluted share, for the second quarter of 2008.

For the six months ended June 30, 2009, the Company reported net sales of $22,865,000, compared to $25,996,000 for the same period in 2008. For the first six months of 2009, the Company reported a net loss of $(363,000), or $(0.01) per diluted share, compared to net loss of $(1,519,000), or $(0.06) per diluted share, for the same period of 2008.

The Company remains focused on maintaining a strong cash position and overall management of cash flows. Subsequent to the quarter ended June 2009, the Company collected $3,300,000 from a large customer order shipped in June.

In the quarter, the Company introduced the Willtek 3110 mobile phone tester, the Noisecom 60 GHz noise figure set, and the Boonton 57006 and 59318 power sensors. The Company also launched a number of low PIM components: the Microlab AY and AZ-series attenuators and TK-series terminators. Boonton and Microlab have a broad portfolio of component and test solutions for dealing with PIM, a challenge for operators delivering high-speed data and voice applications.

About Wireless Telecom Group

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab, Noisecom, and Willtek brands. Its complementary suite of high performance instruments and components includes peak power meters, signal analyzers, power splitters, combiners, diplexers, noise modules, precision noise generators, and mobile phone testing solutions. The Company serves both commercial and government markets with workflow-oriented, built-for-purpose solutions in cellular/mobile, WiFi, WiMAX, private mobile radio, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054
Tel. (973) 386-9696 Fax (973) 386-9191

SELECTED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	(unaudited)		(unaudited)

	2009	2008	2009	2008
Statement of Operations Data:
Net sales	$11,503	$13,008	$22,865	$25,996

Gross profit	5,536	6,215	11,187	12,380

Operating expenses
Research and development	1,667	2,048	3,558	3,920
Sales and marketing	2,582	2,950	5,008	5,784
General and administrative	1,761	2,284	3,446	4,301
Total operating expenses	6,010	7,282	12,012	14,005

Interest and other (income)	(7)	(320)	(63)	(544)

(Loss) before income taxes	(467)	(747)	(762)	(1,081)

Net (loss)	$(77)	$(990)	$(363)	$(1,519)

Net (loss) per common share:
Basic	$(.00)	$(.04)	$(.01)	$(.06)

Diluted	$(.00)	$(.04)	$(.01)	$(.06)

Weighted average shares outstanding:
Basic	25,658	25,666	25,658	25,767
Diluted	25,658	25,666	25,658	25,790

	June 30,	December 31,
	2009	2008
	(unaudited)
Balance Sheet Data:
Cash & cash equivalents	$7,067	$6,627
Investment in short-term securities	$2,036	$5,016

Working capital	$24,957	$24,794

Total assets	$42,446	$43,533

Total liabilities	$11,928	$12,855

Shareholders’ equity	$30,518	$30,678